Exhibit 23.1

UHY Haines Norton
Chartered Accountants

Level 11 | 1 York Street | Sydney | NSW | 2000
GPO Box 4137 | Sydney | NSW | 2001
t: +61 2 9256 6600 | f: +61 2 9256 6611
sydney@uhyhn.com.au
www.uhyhnsydney.com.au

Mr. Ernest Stern
Akerman LLP
The Victor building
750 9th Street
N.W., Suite 750
Washington, DC 20001

Dear Sir,

We consent to the inclusion in the Form 8-K of Mariposa Health, Inc., our audit report for Mariposa Health Limited for the years ended June 30, 2013 and June 30, 2014.

Yours faithfully,

M.D. Nicholaeff

UHY Haines Norton

M.D. Nicholaeff
Partner

UHY Haines Norton
Chartered Accountants

25 June 2015
Sydney

An association of independent firms in Australia and New Zealand and a member of UHY International, a network of independent accounting and consulting firms.
UHY Haines Norton—ABN 85 140 758 156 NSWBN 98 133 826
Liability limited by a scheme approved under Professional Standards Legislation.

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